EXHIBIT 10.3
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                        AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS AMENDMENT (the "AMENDMENT") dated June 20, 2005 amends the Employment Agreement between SpectraSite, Inc. and Mark A. Slaven (the "EXECUTIVE") effective as of November 1, 2004 (the "EMPLOYMENT AGREEMENT"). Capitalized terms used herein that are not otherwise defined have the same meanings as those terms are given in the Employment Agreement.

         WHEREAS, the Company and the Executive wish to amend the Employment Agreement, among other things, so as to avoid adverse tax consequences to the Executive under Section 409A of the Internal Revenue Code of 1986, as amended.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Section 5(a)(vi) is amended by adding the following sentence to the end thereof:

         In addition, the Executive shall be entitled to reimbursement of no more than $17,500 for a down payment on real estate lost as a result of the termination of the Executive's employment in connection with the transactions contemplated by that Agreement and Plan of Merger by and among American Tower Corporation, Asteroid Merger Sub, LLC and SpectraSite, Inc. dated as of May 3, 2005, plus an additional amount such that after the payment of all income and employment taxes, the Executive retains $17,500.

         2.     Section 7(d) is amended by adding thereto a new subsection
(iii) to read as follows:

         (iii) Notwithstanding anything in Section 7(d)(i) or Section 7(d)(ii) to the contrary, any payments that would otherwise be made to the Executive within the first six months following his termination of employment pursuant to those Sections shall not be made during such six month period and shall instead be delayed and paid to the Executive in a lump sum plus interest thereon (calculated in accordance with the next sentence) on the sixth month anniversary of his termination of employment; thereafter, payments pursuant to Sections 7(d)(i) and 7(d)(ii) shall continue as scheduled in accordance with those Sections. Payments that are delayed in accordance with the foregoing sentence will earn interest between the date on which such payments would have otherwise been made under Section 7(d)(i) or 7(d)(ii) without regard to this Section 7(d)(iii) (each, an "ORIGINAL PAYMENT DATE") and the date on which such payments are actually made (after application of this Section 7(d)(iii)) at the rate of 2% plus the rate published on the applicable Original Payment Date (or the preceding business day, if such day is not a business day) in the WALL STREET JOURNAL for notes maturing three (3) months after issuance under the caption "Money Rates, London Interbank Offered Rates (LIBOR)." Interest shall be calculated based on a 360 day year and charged for the actual number of days elapsed. The six month payment delay provided for by this Section 7(d)(iii) shall apply only to the monthly payments provided for in clause (i) of each of Sections 7(d)(i) and 7(d)(ii) and shall not apply to the benefits to be provided to the Executive in clause (ii) of each of such Sections.


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         3.     Section 7(f) is amended to read in its entirety as follows:

                (f)     Other than as specifically provided for in Section 7(d)
(iii), no interest shall accrue on or be paid with respect to any portion of any payments hereunder.

         4.     Section 8 is amended to read in its entirety as follows:

                8. LIMITED GROSS UP. In the event that it shall be determined that any payment, distribution or other benefit provided by the Company to or for the benefit of Executive (whether paid or payable, distributed or distributable or provided pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8, such payments, distributions and benefits being referred to herein as "PAYMENTS") would give rise to liability of Executive for the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), or that any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX"), then Executive shall be entitled to receive an additional payment (the "GROSS-UP PAYMENT") in an amount such that after payment by Executive of all Federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect to such taxes) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For this purpose, Executive shall be deemed to be in the highest marginal rate of Federal, state and local taxes. This payment shall be determined by a nationally recognized accounting firm selected by Executive and made as soon as practicable following the date of such determination, but in no event later than thirty (30) calendar days following the date of such determination. The Gross-Up Payment shall be paid out of the general assets of the Company. In the event the Internal Revenue Service subsequently increases the amount of the Excise Tax computation, the Company shall reimburse Executive for the full amount necessary to make Executive whole on an after-tax basis (less any amounts received by Executive that Executive would not have received had the Excise Tax initially been computed as subsequently adjusted), including the value of any underpaid Excise Tax, and any related interest and/or penalties due to the Internal Revenue Service. Executive shall confer and cooperate with the Company in any dispute with the Internal Revenue Service regarding the amount of the Excise Tax. Notwithstanding the foregoing, in no event shall the payments made to the Executive pursuant to this Section 8 exceed $2,056,000.

         5. Except as specifically provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.



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         IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

                                                SPECTRASITE, INC.



                                                By: /s/ Stephen H. Clark
                                                    --------------------------
                                                    Name:  Stephen H. Clark
                                                    Title: Chief Executive
                                                           Officer



                                                MARK A. SLAVEN


                                                /s/ Mark A. Slaven
                                                ------------------------------